Constantinos I. Costalas
Vice Chairman
Direct Dial: 215/772-5064             LOGO
Fax:         215/772-5013


                                              March 23, 1995

Mr. Kevin Harrington
One Seaside Lane, #103
Belleair, FL  34616

Dear Kevin:

     This letter sets forth the terms of certain agreements between you and National Media Corporation ("National"), effective as of the date set forth above, with respect to your obligations under a Promissory Note dated January 13, 1994 (as amended by amendment dated April 6, 1994) in the original principal amount of $1,269,550, and a Promissory Note dated September 24, 1993 in the original principal amount of $161,500 (collectively, the "Original Notes"). The Original Notes were issued in connection with your exercise of options to purchase an aggregate of 770,000 shares of common stock of National. The aggregate outstanding principal balance under the Original Notes as of the date hereof is $1,363,757, all of which has been due and payable since June 29, 1994, the date on which your employment with National terminated.

     In consideration of the mutual covenants and agreements set forth below, and intending to be legally bound, the parties hereby agree as follows:

     1. Treatment of Indebtedness. Concurrently with your execution of this letter agreement, you shall execute and deliver to National a Consolidated, Amended and Restated Promissory Note in the original principal amount of $1,363,757, dated as of the date hereof and bearing a maturity date of September 30, 1996, in substantially the form of Exhibit "A" attached hereto (the "Replacement Note"). Subject to the provisions of Section 5 hereof, the Replacement Note shall be given in substitution for and consolidation and replacement of the Original Notes, each of which shall be marked cancelled and returned to you upon the release of the Replacement Note from the escrow established pursuant to Section 5 hereof. Simple interest on the principal balance of the Replacement Note shall accrue at the rate of 4.0% per annum from the date thereof. Periodic payments shall be made from proceeds of sales of your common stock of National and applied toward the indebtedness under the Replacement Note, all as contemplated by and specifically set forth in Section 2(b) of this letter agreement. Moreover, you may prepay all or any of the outstanding principal balance of the Replacement Note without penalty or premium. The remaining outstanding principal balance of the Replacement Note, together with all accrued and unpaid interest thereon, shall be due and payable without demand, defalcation, setoff or deduction, no later than September 30, 1996 (subject, however, to acceleration thereof as set forth in Section 5 hereof).

     2.  Treatment of Stock.

          (a) Representations and Warranties Regarding Harrington Shares. You hereby make the following representations and warranties to National with respect to shares of National's common stock owned or controlled by you as of the date hereof:

               (1) Harrington Shares. You do not have a pecuniary interest in, or have dispositive power over, any equity securities of National other than 296,100 shares of National's common stock (collectively, the "Harrington Shares").

               (2) Newbold's Interest. The Harrington Shares are, as of the date hereof, held in an account titled KEVIN HARRINGTON at W. H. Newbold's & Co., Inc. ("Newbold's"), and are subject to a security interest in favor of Newbold's (the "Newbold's Interest") to secure indebtedness in the principal amount of $480,000, plus interest accrued thereon (the "Newbold's Indebtedness").

               (3) Encumbrances. Subject to the Newbold's Interest you own the Harrington Shares as of the date hereof free and clear of all claims, liens and encumbrances of any nature and have the full right, power and authority to dispose of the Harrington Shares.

          (b) Instructions to Newbold's. Concurrently with the execution of this letter agreement, you will join with National in issuing a letter of irrevocable instructions to Newbold's, in substantially the form of Exhibit "B" attached hereto (the "Letter of Instructions"), pursuant to which Newbold's shall be instructed to take the following actions from the date hereof until the earlier to occur of (i) such time as National shall have notified Newbold's that the entire indebtedness under the Replacement Note has been satisfied in full, or (ii) Newbold's has distributed and/or set aside for payment to National an amount, in the aggregate, equal to all amounts of principal and interest due under the Replacement Note:

               (1) Sale of Shares. Subject to the provisions of Section 2(b)(3) hereof (with respect to additional sales of shares), Newbold's shall be instructed to sell such of the Harrington Shares as are necessary to produce not more than $300,000 in proceeds (net of applicable broker's commissions) per calendar quarter from the date hereof through and including the quarter ending June 30, 1996. With respect to the calendar quarter ending September 30, 1996, Newbold's shall be instructed to sell such of the Harrington Shares as are necessary to produce net proceeds in an amount up to (but not exceeding) the difference between the balance outstanding under the Replacement Note as of July 1, 1996 and all amounts previously distributed to National pursuant to Section 2(b)(2) hereof. Newbold's shall be further instructed that all such sales are to be conducted in an orderly manner so as not to materially affect the price of National's common stock as reported on the New York Stock Exchange. All proceeds of sales of Harrington Shares executed in accordance with such instructions shall be distributed and applied in accordance with Section 2(b)(2) hereof.

               (2) Distribution and Application of Proceeds. Newbold's shall be instructed to pay, within five business days following each sale of Harrington Shares made pursuant to this letter agreement, the net proceeds of each such sale in accordance with the following scheme of distribution:

                    (i) First, all such proceeds shall be paid to Newbold's, to be applied by Newbold's first against interest accrued on, and then against the outstanding principal balance of, the Newbold's Indebtedness, until all such amounts have been satisfied in full.

                    (ii) Next, after satisfaction in full of the Newbold's Indebtedness (and except as otherwise provided in Section 2(b)(3) hereof), up to $270,000 in net proceeds realized from sales made in each calendar quarter shall be paid to National (except that in the calendar quarter ending September 30, 1996, the maximum proceeds payable to National shall be determined in accordance with Section 2(b)(1) hereof), with all such proceeds to be applied by National first against interest accrued on, and then against the outstanding principal balance of, the Replacement Note until all such amounts have been satisfied in full.

                    (iii) Next, after payment of the aggregate quarterly proceeds payable to National under Section 2(b)(2)(ii) hereof (and except as otherwise provided in Section 2(b)(3) hereof), any remaining proceeds up to, but not exceeding, $30,000 shall be paid to you.

               (3) Additional Sales of Shares. In addition to those Harrington Shares to be sold pursuant to Section 2(b)(1) hereof, Newbold's shall be instructed to sell such further shares as you may direct by written request to Newbold's (a copy of which shall be provided to National) solely for purposes of accelerating the repayment of the Newbold's Indebtedness and the Replacement Note, provided, however, that all such sales are conducted in an orderly manner so as not to materially affect the price of National's common stock as reported on the New York Stock Exchange. All net proceeds of such additional sales of Harrington Shares shall distributed and applied in accordance with Sections 2(b)(2)(i) and (ii) hereof, except that the maximum quarterly distribution to National set forth in Section 2(b)(ii) hereof shall not apply with respect to distributions of the net proceeds of such additional sales. Rather, the net proceeds of such sales shall be paid to National in addition to those proceeds payable pursuant to Section 2(b)(ii) hereof. In the event that you cause such additional sales of Harrington Shares to be made in any calendar quarter hereunder, the dollar value of Harrington Shares required to be sold pursuant to Section 2(b)(1) hereof in the next succeeding quarter shall be reduced by the dollar value of such additional sales, and the net proceeds of sales distributable to National and you in such succeeding quarter pursuant to Section 2(b)(2)(ii) and (iii) hereof shall be reduced on a pro rata basis.

               (4) Notice of Sales. Newbold's shall be instructed to notify you and National in writing within two (2) business days after each trade of Harrington Shares of (i) the date of the trade, (ii) the number of Harrington Shares traded, (iii) the gross proceeds of such trade, (iv) the net proceeds of such trade remaining after deduction of applicable broker's commissions,
(v) the net proceeds retained by Newbold's (if any) for application against the Newbold's Indebtedness, and (vi) the net proceeds for distribution to National and you, respectively, in accordance with Section 2(b)(2) hereof;

               (5) Notice of Certain Events. Newbold's shall be instructed to notify National immediately if you attempt to borrow any additional money from Newbold's, transfer any Harrington Shares other than in accordance with the terms of this letter agreement or modify the instructions contained in the Letter of Instructions.

          (c)  Pledge of Shares.

               (1) Grant. To secure repayment of the indebtedness evidenced by the Replacement Note, you hereby pledge to National and grant to National a security interest in the Harrington Shares and (iii) all cash and noncash proceeds thereof, including without limitation, any securities or instruments hereafter issued on account or in substitution of, or in exchange for the Harrington Shares in consequence of a stock dividend, stock split, conversion, reclassification, reorganization, merger, consolidation, sale of assets or other distribution of any kind (all such property hereinafter referred to collectively as the "Collateral").

               (2) Priority and Perfection. National's security interest in the Harrington Shares shall be junior and subordinate only to the security interest of Newbold's therein to secure the Newbold's Indebtedness. Promptly upon the satisfaction of the Newbold's Indebtedness, you shall deliver or cause to be delivered to National (or to such agent as National may direct) all certificates representing the Harrington Shares together with assignments separate from such certificates, duly endorsed in blank for transfer, all of which shall be held by National (or its agent) subject to the pledge and security interest granted hereby.

               (3) Disposition of Collateral. Until payment in full of the indebtedness evidenced by the Replacement Note, no transfer or other disposition of the Collateral may be made by or for you other than sales of the Harrington Shares as expressly contemplated in Section 2(b) of this letter agreement.

               (4) Defeasance of Pledge. Upon payment in full of the indebtedness evidenced by the Replacement Note, the pledge and security interest evidenced hereby shall automatically terminate, and National shall forthwith return to you all of the Collateral and all evidences thereof.

               (5) Voting Rights. Notwithstanding the pledge and security interest granted hereby, until the occurrence of default in the repayment of the indebtedness evidenced by the Replacement Note, you shall retain the right to vote with respect to the Collateral and shall have and may exercise all other rights as holder of the Collateral, except to the extent that any such vote or the exercise of any such right is inconsistent with or in violation of the provisions of the pledge granted hereby.

               (6) Rights Upon Default. If you shall not have cured any default in the repayment of the indebtedness evidenced by the Replacement Note within ten days after notice by National thereof, National shall be entitled to exercise any or all of the rights and remedies of a secured creditor under the Uniform Commercial Code with respect to the Collateral.

     3. Covenants of National. National hereby covenants and agrees as follows:

          (a) Execution of Documents. Until the Replacement Note is satisfied in full, National shall timely execute such documents and instruments as Newbold's may request as a condition of Newbold's compliance with the terms of the Letter of Instructions, including, without limitation, delivery of all certificates representing the Harrington Shares as are necessary to permit Newbold's to consummate any sales thereof made pursuant to Section 2(b)(1) or (3) hereof. Any failure by Newbold's to effect sales of Harrington Shares and distribute net proceeds thereof in accordance with
Section 2(b) hereof which is occasioned by the failure of National to timely deliver certificates for such shares to Newbold's shall not constitute a default on your part in the performance of your payment obligations hereunder.

          (b) Quarterly Statements. As promptly as is practicable after the beginning of each calendar quarter, National shall provide Newbold's with a written statement (a copy of which shall also be provided to you) setting forth the outstanding principal balance under the Replacement Note and all accrued and unpaid interest thereon, as of the beginning of such calendar quarter. Such statement shall include a current accounting of all payments previously made by you or on your behalf, together with the application of such payments against principal and interest. Any failure by Newbold's to distribute proceeds of sales of Harrington Shares to National in accordance with Section 2(b)(2)(ii) hereof which is occasioned by the failure of National to deliver any such quarterly statement to Newbold's shall not constitute a default on your part in the performance of your payment obligations hereunder. The failure by National to deliver any such quarterly statement shall not, however, excuse nonperformance by you of any of your covenants and agreements hereunder. If you fail to object in writing to any such statement within ten days after such statement is provided to you, you shall be conclusively deemed to have received and accepted the accounting set forth in such statement.

          (c) Return of Note. Promptly upon the satisfaction of the Replacement Note, National shall return to you the original of such note marked "paid in full" by a duly authorized representative of National.

     4. Your Covenants. Until the Replacement Note is satisfied in full, you hereby covenant and agree as follows:

          (a) Ensure Compliance by Newbold's. You shall use your reasonable efforts to ensure that Newbold's complies with the terms of the Letter of Instructions, and you shall execute such documents and instruments as Newbold's may reasonably request as a condition of Newbold's compliance with the terms of the Letter of Instructions.

          (b) Acknowledged Copy of Letter of Instructions. You shall provide National with a copy of the Letter of Instructions, acknowledged by Newbold's, as soon as practicable after the execution of this letter agreement.

          (c) Payment of Proceeds of Sales. If you receive, or any person, organization or other entity acting on your behalf receives, any proceeds from the sale of the Harrington Shares (other than the proceeds distributable to you in accordance with Section 2(b)(2) hereof) at any time before the Replacement Note has been satisfied in full, you shall pay such proceeds to National to be applied against interest accrued on and the outstanding principal balance of the Replacement Note within three (3) business days after receiving such proceeds.

          (d) Actions Prejudicial to National. Until such time as the Replacement Note shall have been satisfied in full, you shall not borrow any additional funds from Newbold's, transfer any Harrington Shares other than pursuant to the terms of this letter agreement, modify the instructions contained in the Letter of Instructions or grant any further security interest in the Harrington Shares except as specifically contemplated herein.

          (e) Payment of Taxes. Pay any and all taxes due in connection with the sale of the Harrington Shares.

     5. Escrow Pending Newbold's Acceptance of Instructions. National shall hold this letter agreement and the Replacement Note in escrow pending the parties' receipt of confirmation from Newbold's of its acceptance of the Letter of Instructions. This letter agreement and the Replacement Note shall not be deemed delivered until the parties' receipt of confirmation from Newbold's of its acceptance of the Letter of Instructions (or such other instructions as the parties may hereafter agree upon), whereupon this letter agreement and the Replacement Note shall be released from escrow. Should Newbold's refuse to honor the Letter of Instructions (or such other instructions as the parties may hereafter agree upon), then this letter agreement and the Replacement Note shall be deemed null and void, and the Original Notes shall be deemed to be in full force and effect as if this letter agreement and the Replacement Note had not been executed.

     6. Representations and Warranties. Each party makes the following representations and warranties to the other:

          (a) Power and Authority. It has all necessary power and authority (corporate and otherwise) to enter into this letter agreement, and has duly authorized by all necessary action the execution and delivery of this letter agreement by the officer or person whose name is signed on its behalf below.

          (b) No Conflict. Its execution and delivery of this letter agreement and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

          (c) Binding Effect. This letter agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

     7.  Mutual Releases.

          (a) By National. Except as expressly otherwise provided herein, National, for itself, and its subsidiaries and their respective directors, officers, employees, agents, affiliates, successors and assigns (collectively, "National's Affiliates") hereby knowingly and willingly fully, forever, irrevocably and unconditionally waives, releases, acquits, exonerates and discharges you and your successors and assigns of and from any and all actions, causes of action, suits, proceedings, claims, damages, expenses, debts, bills, covenants, contracts, controversies, agreements, promises, judgments and demands (other than derivative stockholder claims filed by persons other than directors, officers or employees of National or any of National's Affiliates or spouses or descendants thereof) of any nature whatsoever, known or unknown, anticipated or unanticipated, direct, indirect or contingent, arising in law or equity (collectively, "Claims") which National, National's Affiliates or any other person or entity purporting to act on their behalf ever had, now has or hereafter can, shall or may have against you and your successors and assigns by reason of any cause whatsoever from the beginning of your employment with National through the date hereof, including, without limitation, any and all matters relating to your employment by National and the termination of such employment. Nothing in this letter agreement, however, shall serve to waive or release any Claim against you arising out of or related in any way to your representations, warranties, covenants, agreements and obligations under this letter agreement.

          (b) By You. Except as expressly otherwise provided herein, you, for yourself and your heirs and assigns, hereby knowingly and willingly fully, forever, irrevocably and unconditionally waive, release, acquit, exonerate and discharge National and National's Affiliates of and from any and all Claims which you or any other person or entity purporting to act on your behalf ever had, now has or hereafter can, shall or may have against National or any of National's Affiliates from or by reason of any cause whatsoever from the beginning of your employment with National through the date hereof, including, without limitation, any and all matters relating to your employment by National and termination of such employment. Nothing contained in this letter agreement shall serve to waive or release any Claim against National (i) to honor National's obligations of indemnity under your former employment agreement with National with respect to acts taken or omissions made by you in the course of your employment with National as an officer, director or employee of National (including, without limitation, in connection with any derivative stockholder Claim made against you), or
(ii) arising out of or related in any way to National's representations, warranties, covenants, agreements and obligations under this letter agreement.

     8. Application of Payments from Newbold's. All proceeds of sales of the Harrington Shares received by National from Newbold's pursuant to Section 2(b)(2) hereof shall be applied by National as of the date of National's receipt of such funds (which, in the case of wire transfers, shall be the date of confirmation thereof, and, in the case of payment by check, shall be the date of National's actual receipt of such check (absent any subsequent dishonor thereof). National shall apply all payments received hereunder first against interest accrued on, and then against the outstanding principal balance of, the Replacement Note until all such amounts have been satisfied in full.

     9. Indemnification by National. National hereby indemnifies you and holds you harmless from and against any loss that you may incur as the result of the inaccuracy, in any material respect, of any statement prepared and delivered by National pursuant to Section 3(b) hereof (such loss to include, without limitation, any appreciation in the market price of National's common stock between the date of sale of any Harrington Shares which would not have been sold by Newbold's absent such inaccuracy and the date on which such Harrington Shares would otherwise have been sold absent such inaccuracy).

     10.  Miscellaneous.

          (a) Notices. All notices, payments, requests, instructions, consents and other communications to be given pursuant to this letter agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

     If to you:

          Kevin Harrington
          One Seaside Lane, #103
          Belleair, FL  34616
          FAX:  ___/___-____


     If to National:

          National Media Corporation
          1700 Walnut Street
          Philadelphia, PA  19103
          Attention:  Chief Financial Officer
          FAX:  215/772-5038

Any party may by written notice given to the other in accordance with this letter agreement change the address to which notices to such party are to be delivered.

          (b) Entire Agreement. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to such subject matter. Each party has executed this letter agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

          (c) Amendment. No amendment of this letter agreement shall be effective unless embodied in a written instrument executed by both of the parties.

          (d) Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this letter agreement shall not be deemed or construed to be a waiver of any such provision nor in any way to affect the validity of this letter agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this letter agreement. No waiver of any breach of any of the provisions of this letter agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

          (e) Binding Effect. This letter agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

          (f) Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

          (g) Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this letter agreement.

          (h) Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This letter agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

          (i) Assistance of Counsel. Each party acknowledges that (i) it has carefully read this letter agreement, (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel, (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this letter agreement and the transactions contemplated hereby, and (v) it has executed this letter agreement of its own free will.

          (j) Disclosure. Neither National nor you shall disclose, either in writing, orally or otherwise, including, but not limited to, any press releases, announcements and discussions of any type or nature whatsoever with any third parties, the contents or subject matter of this letter agreement, the Replacement Note, the Letter of Instructions and that certain side letter agreement of even date herewith addressed from you to National, without the prior written consent of the other party hereto.

          (k) Current Sales. You have caused Newbold's to sell approximately 20,000 of the Harrington Shares within the past several days, and you are awaiting settlement of the trades of those shares at prices approximating $7.00 per share. All proceeds from the sale of those shares will be applied to reduce the Newbold's Indebtedness, and you will provide to National written notification, upon your receipt of same from Newbold's, of the remaining number of the Harrington Shares you own and of the remaining balance of the Newbold's Indebtedness.

     If the foregoing accurately sets forth our agreement, please so indicate by signing the enclosed copy of this letter and returning it to my attention.

                              Sincerely,



                              Constantinos I. Costalas
                           for NATIONAL MEDIA CORPORATION

ACCEPTED AND AGREED:

____________________________
Kevin Harrington


Date: March 23, 1995